EXHIBIT 10.14
EMPLOYMENT AGREEMENT
THIS AGREEMENT (“Agreement”), by and between the Federal Home Loan Bank of Des Moines, a federally chartered corporation (“Company”), and Nicholas J. Spaeth (“Executive”) is effective as of May 1, 2007 (the “Effective Date”). In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:
1. Employment. The Company hereby agrees to employ the Executive, and the Executive agrees to serve the Company, in the capacities described herein during the Period of Employment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.
2. Period of Employment. The term “Period of Employment” shall mean the period which commences on the Effective Date and, unless earlier terminated pursuant to Section 6, ends on June 30, 2009; provided, however, that the Period of Employment shall automatically be extended by one year effective July 1, 2009 and each year thereafter until such date as either the Company or the Executive shall have terminated such automatic extension provision by giving no less than 30 days written notice to the other prior to the end of the initial Period of Employment or any extension thereof.
3. Duties During the Period of Employment.
(a) Executive Representations. Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of Executive’s ability and knowledge.
(b) Duties. During the Period of Employment, the Executive shall be employed as the General Counsel and Chief Risk Officer of the Company with overall charge and responsibility for leading and coordinating enterprise risk management, legal matters and other affairs of the Company. The Executive shall report directly to the Company’s President and Chief Executive Officer (“CEO”) and shall serve as a member of its executive leadership team, performing such duties as the Executive shall reasonably be directed to perform by the CEO. Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures and fulfill speaking engagements, or (iii) manage personal investments, so long as such activities under clauses (i), (ii) and (iii) do not in the view of the Company’s CEO interfere, in any substantive respect, with the Executive’s responsibilities hereunder or conflict in any material way with the business of the Company or the Company’s Code of Ethics or any other applicable policies.
(c) Scope. During the Period of Employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company.
4. Compensation and Other Payments.
(a) Salary. During the Period of Employment, the Company shall pay the Executive an annualized (as shown below) base salary (“Base Salary”) of not less than the following amounts:

Calendar Year	Base Salary
2007	$330,000 (prorated)
2008	$343,200
2009	$357,000

The Executive’s Base Salary shall be paid in accordance with the Company’s payroll practices. The Base Salary shall be reviewed following the end of each calendar year during the Period of Employment. Based upon such review, the Company may increase the Executive’s Base Salary above the minimum amount described above, but may not decrease such Base Salary. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.
(b) Bonus Programs. The Executive shall participate in the Company’s Annual Incentive Plan. The Executive is guaranteed a prorated portion, based on full months employed at the Bank for the calendar year ending December 31, 2007, at target (30% of base salary.) It is anticipated that the Executive’s target for each year thereafter will be 30% of base salary, with a range of 20%-40%. Targets and maximums are subject to review and increase based upon market data and/or other studies conducted by the Company, at its discretion.
5. Other Executive Benefits.
(a) Regular Reimbursed Business Expenses. The Company shall promptly reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of his duties hereunder during the Period of Employment upon proper submission in accordance with Company policy.
(b) Benefit Plans; Vacation. The Executive and his eligible family members shall be entitled to participate in any group and/or executive life, hospitalization or disability insurance plan, health program, vacation policy, pension, 401 (k) and similar benefit plans, including any applicable benefit equalization plan (qualified and non-qualified ) or other fringe benefits of the Company on terms generally applicable to the Company’s senior executives, subject to the terms, conditions and limitations of such plans and programs. The Executive and the Company agree that, in addition, the Bank shall provide a benefit equalization plan to the Executive that provides retirement benefits comparable to the benefits the Executive would have received under the Company’s defined benefit pension plan had its vesting schedule been as follows: on or after two years from the Effective Date, 50% vested; on or after three years from the Effective Date, 60% vested; on or after four years from the Effective Date, 80% vested. The Executive is eligible for four weeks of vacation annually. The first year shall be prorated based upon the number of full months employed at the Company.
(c) Perquisites. The Company shall provide the Executive such perquisites of employment as are commonly provided to other senior executives of the Company. This includes financial planning not to exceed $2,000.00 annually, use of the Company’s business club memberships and covered parking.
(d) Relocation Benefits. The company shall provide relocation benefits in accordance with Company’s Executive Relocation policy.
6. Termination.
(a) Death or Disability. This Agreement and the Period of Employment shall terminate automatically upon the Executive’s death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of “Disability” set forth below), it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth day after receipt by the Executive of such notice given at any time after a period of ninety (90) consecutive days of Disability or a period of one hundred twenty (120) days of Disability within any twelve (12) consecutive months, and, in either case, while such Disability is continuing (“Disability Effective Date”); provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the Executive’s inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and the Executive or, if the Company and the Executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by the Executive; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association.
(b) By the Company for Cause. During the Period of Employment after the Effective Date, the Company may terminate the Executive’s employment immediately for “Cause.” For purposes of this Agreement, “Cause” shall mean that Executive:
(i) shall have been convicted (or pled guilty or nolo contendere) to a felony or other crime involving moral turpitude;
(ii) shall have committed willful acts of misconduct that materially impair the goodwil1 or business of the Company or cause material damage to its property, goodwill, or business monetarily or otherwise;
(iii) shall have breached the representation in Section 3(a) of this Agreement;
(iv) shall have a willful and continued failure to perform his material duties; or
(v) shall have violated the Company’s policies regarding sexual harassment, discrimination, substance abuse or the Company’s Code of Ethics to the extent such acts would provide grounds for a termination for Cause with respect to other employees.
No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.
(c) By Executive for Good Reason. During the Period of Employment, the Executive’s employment hereunder may be terminated by the Executive for Good Reason upon written notice. For purposes of this Agreement, “Good Reason” shall mean (i) the assignment of duties to Executive that are materially and adversely inconsistent with Executive’s positions, (ii) any material diminution in Executive’s authority, responsibility or reporting lines, (iii) reduction in Executive’s Base Salary or (iv) material breach of this Agreement by the Company. If (I) Executives provides written notice to the Company of the occurrence of Good Reason fifteen days after Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Executive believes constitute Good Reason; (II) the Company fails to correct the circumstances within thirty days after receiving such notice; and (III) Executive resigns fifteen days after the Company fails to correct such circumstances; then Executive shall be considered to have terminated for Good Reason for purposes of this Agreement.

(d) Other than for Cause or Good Reason. The Executive or the Company may terminate this Agreement for any reason other than for Good Reason or Cause, respectively, upon thirty (30) days’ written notice to the Company or Executive, as the case may be. If the Executive terminates the Agreement for any reason, he shall have no liability to the Company or its affiliates solely as a result thereof. If the Company terminates the Agreement, or if the Agreement terminates because of the death of the Executive, or if, as a result of a merger, consolidation, or other corporate combination one or more individuals other than Executive are selected to serve in the positions of Chief Risk Officer and General Counsel (or similar positions) of the resulting entity, the obligations of the Company shall be as set forth in Section 7 hereof.
(e) Notice of Termination. A termination by the Company or by the Executive sha1l be communicated by a Notice of Termination to the other party hereto given in accordance with Section 18(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if necessary, the basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.
(f) Date of Termination. “Date of Termination” means the date specified in the Notice of Termination, provided, however, that if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
7. Obligations of the Company Upon Termination. The following provisions describe the obligations of the Company to the Executive under this Agreement upon termination of his employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Company, or under any compensation or benefit plan, program, policy or practice of the Company.
(a) Termination by the Company for Cause, by the Executive without Good Reason, or due to Death or Disability. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, or due to the Executive’s death or Disability, he shall be entitled to his Base Salary and accrued vacation through his Date of Termination and all vested benefits under the terms of the Company’s employee benefit plans, subject to the terms of such plans.
(b) Termination by the Company without Cause or by the Executive for Good Reason. In addition to the items in Section 7(a), if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, he shall be entitled, upon execution of a release of claims (exclusive of claims for indemnification under Section 9 or under Company benefit plans) in a form acceptable to the Company without subsequent revocation within the period described in such release, to severance payments, in lieu of any other severance benefits, equal to the Executive’s Base Salary for the calendar year in which the Date of Termination occurs plus the minimum total incentive compensation for the calendar year in which the Date of Termination occurs prorated as of such date. The Base Salary amount shall be paid in a lump sum within ten (10) days of the date the release becomes effective. Fifty percent of the minimum total incentive compensation amount shall be paid on each of the first two anniversaries of the termination date. No severance shall be paid in connection with the expiration or non-renewal of this Agreement.

8. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Any severance benefits payable to the Executive shall not be subject to reduction for any compensation received from other employment.
9. Indemnification. The Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company on the Effective Date. In addition, the Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law provided, however, that the Company need not indemnify Executive for actions taken in bad faith, fraud or for breach of Executive’s fiduciary duties to the Company. The Executive’s rights under this Section 9 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.
10. Executive Covenants.
(a) General. The Executive and the Company understand and agree that the purpose of the provisions of this Section 10 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon the Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. The Executive hereby acknowledges that the post-employment restrictions set forth in this Section 10 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, the Executive shall be subject to the restrictions set forth in this Section 10.
(b) Definitions. The following capitalized terms used in this Section 10 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms.
“Confidential Information” means any confidential or proprietary information possessed by the Company without limitation, any confidential “know-how”, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Iowa.
“Determination Date” means the date of termination of the Executive’s employment with the Company for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by the Executive.
“Person” means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.
“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, member, trustee, director, officer, manager, employee, agent, representative or consultant.
“Protected Employees” means employees of the Company or its affiliated companies who were employed by the Company or its affiliated companies at any time within six (6) months prior to the Determination Date.

“Restricted Period” means the period of the Executive’s employment by the Company plus a period extending two (2) years from the date of termination of employment.
“Restrictive Covenants” means the restrictive covenants contained in Section 10(c) and (d) hereof.
(c) Restriction on Disclosure and Use of Confidential Information. The Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to the Executive’s own use. Accordingly, the Executive hereby agrees that the Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and the Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or the Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
(d) Nonsolicitation of Protected Employees. The Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to the Executive’s own use. Accordingly, the Executive hereby agrees that during the Restricted Period the Executive shall not directly or indirectly on the Executive’s own behalf or as a Principal or Representative of any Person solicit any Protected Employee to terminate his or her employment with the Company.
(e) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his agent; (ii) becomes available to the Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representative) that is not known by the Executive to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; (iii) was known to the Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to the Executive by the Company or its affiliated entities or one of its or their officers, employees, agents or representatives; or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, the Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Executive.
11. Enforcement of the Restrictive Covenants.
(a) Rights and Remedies upon Breach. In the event the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, the Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.
(b) Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and space and in all other respects. If any court determines that any Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

12. Cooperation in Future Matters. The Executive hereby agrees that, for a period of three (3) years following his Date of Termination, he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall also be reimbursed for all reasonable out of pocket expenses. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
13. Assistance with Claims. Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after Executive’s termination date, Executive will assist the Company in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by Executive for the Company. Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company. The Company agrees to provide legal counsel to Executive in connection with such assistance (to the extent legally permitted), and to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to Executive for such assistance. Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company (or its actions) that may relate to services performed by Executive for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.
14. Publicity. Neither party shall issue, without consent of the other party, which shall not be unreasonably withheld, any press release or make any public announcement with respect to this Agreement or the employment relationship between them except as may be required by applicable law or the rules and regulations of the Securities Exchange Commission if the Company were a registrant under either the Securities Act of 1933 or the Securities Exchange Act of 1934. Following the date of this Agreement and regardless of any dispute that may arise in the future, Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.
15. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding, at the time payments are actually made to the Executive and received by him, of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided that it is satisfied that all requirements of law as to its responsibilities to withhold such taxes have been satisfied.
16. Arbitration. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Des Moines, Iowa or such other location to which the parties may agree. The Company shall be responsible for the costs of any arbitrator appointed hereunder.
17. Successors.
(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the “Company” for purposes of this Agreement.
(d) As used in this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
18. Miscellaneous.
(a) This Agreement shall be governed by and construed in accordance with the laws of Iowa, without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the most recent address on file with the Company
If to the Company:
Federal Home Loan Bank of Des Moines
801 Walnut Street – Suite 200
Des Moines, IA 50309
Attn: Human Resources Director
Or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d) Any party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.
(e) This Agreement supersedes any prior employment agreement or understandings, written or oral between the Company and the Executive and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.
(f) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates written below.

FEDERAL HOME LOAN BANK OF DES MOINES

By:	/s/ Richard S. Swanson

Richard S. Swanson, President and Chief Executive Officer

Date: May 7, 2007

NICHOLAS J. SPAETH

By:	/s/ Nicholas J. Spaeth

Nicholas J. Spaeth

Date: May 7, 2007